EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.realtions@incomeopp-realty.com

DALLAS (March 31.2014) Income Opportunity Realty Investors, Inc. (NYSE MKT: I0T), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2013. The Company reported net income of $3.6 million or $0.85 per share for the period ended December 31, 2013, as compared to net loss of $0.3 million or $0.08 per share for the some period ended 2012.

We had net income of $5.5 million or $133 per diluted earnings per share for the year ended December 31, 2013, as compared to a net income applicable to common shares of $1.5  million or $0.36 per diluted earnings per share for the same period ended 2012. The current period net income of $5.5 million includes $0.7 million of general and administrative expenses, $0.7 million of net income fees owed our Advisor and a tax-sharing agreement expense of $3.1 million due to our parent.

Our primary business is investing in real estate and mortgage receivables. The Company has invested in over 150 acres of land held for development or sale in the Mercer Crossing development located in Farmers Branch, Texas. The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas-Fort Worth Metroplex.  Surrounded by three major highways and adjacent to current and future public transportation systems, Mercer Crossing is ina  prime location for future growth and development.

The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from  related parties. During the current period, these notes generated $7.1 million of interest income. On January 1, 2013, the Company extended the maturity on the notes receivable for an additional term of five years in exchange form early termniation of the preferred interest rate. The original note gave a five-year period of preferred interest rate at 5.25%, before returning to the original note rate of 12%.

The Company negotiated in conjunction with its parent, settlement of the Mercer/Travelers land mortgage note with a third party, that resulted in a gain of $5.8 million for the discounted payoff on the shared obligation. The Company also incurred loan charges of $0.8 million relating to extension fees.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2013	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-

Expenses:
Property operating expenses (including $51, $61 and $8 for the year ended 2013, 2012 and 2011, respectively, from related parties)	87	67	38
General and administrative (including $234, $155 and $206 for the year ended 2013, 2012 and 2011, respectively, from related parties)	734	334	446
Net income fee to related party	695	180	54
Advisory fee to related party	830	815	850
Total operating expenses	2,346	1,396	1,388
Operating loss	(2,346)	(1,396)	(1,388)

Other income (expense):
Interest income from related parties	7,129	5,183	4,447
Other income	5,804	-	-
Mortgage and loan interest	(1,160)	(1,284)	(1,211)
Loan charges	(830)	-	-
Earnings from unconsolidated subsidiaries and investees	-	(37)	(52)
Total other income	10,943	3,862	3,184
Income before gain on land sales, non-controlling interest, and taxes	8,597	2,466	1,796
Income from continuing operations before tax	8,597	2,466	1,796
Income tax expense	(3,063)	(876)	(815)
Net income from continuing operations	5,534	1,590	981
Discontinued operations:
Loss from discontinued operations	(24)	(106)	(1,427)
Gain on sale of real estate from discontinued operations	-	-	947
Income tax benefit from discontinued operations	8	37	168
Net loss from discontinued operations	(16)	(69)	(312)
Net income	5,518	1,521	669

Earnings per share - basic
Income from continuing operations	$1.33	$0.38	$0.24
Loss from discontinued operations	-	(0.02)	(0.08)
Net income	$1.33	$0.36	$0.16

Earnings per share - diluted
Income from continuing operations	$1.33	$0.38	$0.24
Loss from discontinued operations	-	(0.02)	(0.08)
Net income	$1.33	$0.36	$0.16

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	30,693	27,002
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	28,867	25,176
Cash and cash equivalents	3	2
Receivable and accrued interest from related parties	39,207	53,407
Other assets	1,225	1,283
Total assets	$93,813	$104,379

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$12,357	$28,508
Accounts payable and other liabilities	216	149
	12,573	28,657
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2013 and 2012	42	42
Treasury stock at cost, 5,461 shares in 2013 and 2012	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	19,282	13,764
Total shareholders' equity	81,240	75,722
Total liabilities and shareholders' equity	$93,813	$104,379